Exhibit 10.2

FIRST AMENDMENT

CHANGE IN CONTROL SEVERANCE COMPENSATION AND RESTRICTIVE COVENANT AGREEMENT

This First Amendment to this CHANGE IN CONTROL SEVERANCE COMPENSATION AND RESTRICTIVE COVENANT AGREEMENT (the “Amendment”) is dated as of May 9, 2013, by and between MiMedx Group, Inc. (the “Company”) and Michael J. Senken (the “Executive”).

WHEREAS, the Company and the Executive entered into a Change in Control Severance Compensation and Restrictive Covenant Agreement on November 1, 2011 (the “Agreement”);

WHEREAS, the Board of Directors of the Company desires to increase the number of years of severance compensation payable the Executive in the event of a  Change of Control;

NOW, THEREFORE, the parties hereby agree as follows:

1.	Section 4(a) of the Agreement shall be deleted in its entirety and replaced with the following:

(a)           If, after a Change in Control, the Company shall terminate the Executive’s employment other than pursuant to Section 3(b), 3(c) or 3(d) and Section 3(f), or the Executive shall terminate his employment for Good Reason, then the Company shall pay to the Executive, as severance compensation and in consideration of the Executive’s adherence to the terms of Section 5 hereof, the following:

(i)           On the Date of Termination, the Company shall become liable to the Executive for an amount equal to one and one-half (1.5) times the Executive’s annual base compensation and targeted base bonus on the date of the Change in Control, which amount shall be paid to the Executive in cash on or before the fifth business day following the Date of Termination.

(ii)           For a period of eighteen (18) months following the Date of Termination, the following benefits are provided to the Executive: a) if the Executive elects and remains eligible for COBRA coverage for the Executive and anyone entitled to claim under or through the Executive, the Executive shall be entitled to purchase the COBRA coverage under the group medical plan, dental plan or vision plan at a subsidized COBRA rate equal to the “active” employee contribution rate for Executive and dependents (where applicable); and b) Executive’s participation in the  life or other similar insurance or death benefit plan, or other present or future similar group employee benefit plan or program of the Company (excluding short-term or long-term disability insurance) for which key executives are eligible at the date of a Change in Control, to the same extent as if the Executive had continued to be an employee of the Company during such period and such benefits shall, to the extent not fully paid under any such plan or program, be paid by the Company.

(iii)           Notwithstanding any other provision of this Agreement, it is intended that any payment or benefit provided pursuant to or in connection with this Agreement that is considered to be nonqualified deferred compensation subject to Section 409A of the Code shall be provided and paid in a manner, and at such time and in such form, as complies with the applicable requirements of Section 409A of the Code.  If and to the extent required by Section 409A of the Code, no payment or benefit shall be made or provided to a “specified employee” (as defined below) prior to the six (6) month anniversary of the Executive’s separation from service (within the meaning of Section 409A(a)(2)(A)(i) of the Code).  The amounts provided for in this Agreement that constitute nonqualified deferred compensation shall be paid as soon as the six month deferral period ends.  In the event that benefits are required to be deferred, any such benefit may be provided during such six month deferral period at the Executive’s expense, with the Executive having a right to reimbursement from the Company for the amount of any premiums or expenses paid by the Executive once the six month deferral period ends.  For this purpose, a specified employee shall mean an individual who is a key employee (as defined in Section 416(i) of the Code without regard to Section 416(i)(5) of the Code) of the Company at any time during the 12-month period ending on each December 31 (the “identification date”).  If the Executive is a key employee as of an identification date, the Executive shall be treated as a specified employee for the 12-month period beginning on the April 1 following the identification date.  Notwithstanding the foregoing, the Executive shall not be treated as a specified employee unless any stock of the Company or a Company or business affiliated with it pursuant to Sections 414(b) or (c) of the Code is publicly traded on an established securities market or otherwise.

2.	All other terms of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment to be effective as of the date first above written.

MIMEDX GROUP, INC.:	EXECUTIVE:

/s/ Parker H. Petit	/s/ Michael J. Senken
Parker H. Petit, Chairman & CEO	Michael J. Senken